                                                                     EXHIBIT 8.1
                                                                     -----------

                           DORSEY & WHITNEY P.L.L.P.
                  Professional Limited Liability Partnership

                            220 South Sixth Street
                         MINNEAPOLIS, MINNESOTA 55402
                                (612) 340-2600
                                 TELEX 29-0605
                           TELECOPIER (612) 340-2868



Green Tree Financial Corporation
1100 Landmark Towers
345 St. Peter Street
St. Paul, MN 55102-1639

       Re: Federal Income Tax Consequences of Certificates for Home Improvement Loans


Ladies and Gentlemen:

          We have acted as counsel to Green Tree Financial Corporation, a Delaware corporation (the "Company"), in connection with the proposed registration under the Securities Act of 1933, as amended, by the Company of $1,000,000,000 of Certificates for Home Improvement Loans (the "Certificates"), and the related preparation and filing of a registration statement on Form S-3, filed by the Company with the Securities and Exchange Commission on October 2, 1995, (the "Registration Statement"). The Certificates are proposed to be issued in series under separate Pooling and Servicing Agreements (each, an "Agreement") between the Company, as seller and servicer, and a bank or trust company, as trustee (the "Trustee"). The Certificates are described in the prospectus constituting Part I of the Registration Statement (the "Prospectus"). Each series of Certificates will be more particularly described in a supplement to the Prospectus (each a "Supplement").

          You have requested our opinion with respect to certain federal income tax consequences of the purchase, ownership and disposition of the Certificates. For purposes of rendering our opinion we have examined the Registration Statement. Each Supplement and Agreement pertaining to a specific series is to be completed subsequent to the date of this opinion. Accordingly, we have not examined any Supplement or Agreement relating to any specific series to be issued, and our opinion does not address the contents of any such Supplement or Agreement except as and to the extent that the provisions of same may be described in the Prospectus. We understand that each Supplement will contain a discussion of any material federal income tax consequences pertaining to the series to be offered thereunder which are not addressed in the Prospectus.

          As set forth in the Prospectus, for federal income tax purposes each series of Certificates will be issued as either a grantor trust ("Grantor Trust") or a real estate mortgage investment conduit ("REMIC") under the Internal Revenue Code of

                           DORSEY & WHITNEY P.L.L.P.

Green Tree Financial Corporation

October 2, 1995
Page 2


1986, as amended (the "Code"), unless otherwise specified in the related Supplement. Each series' status as a Grantor Trust or a REMIC, or alternative arrangement for federal income tax purposes, is to be set forth in the Supplement related thereto.

          Our opinion is based upon existing law and currently applicable Treasury Department regulations, current published administrative positions of the Internal Revenue Service contained in revenue rulings and revenue procedures, and judicial decisions, all of which are subject to change, either prospectively or retroactively, and to possibly differing interpretations, and is also based on the representations and warranties set forth in the applicable Agreement and the assumptions that the Company and the Trustee will at all times comply with the requirements of the applicable Agreement, including, without limitation, in the case of each REMIC series of Certificates, the requirement that a proper election to be taxed as a REMIC is made in accordance with the applicable Agreement and the Code and that the certificates of such series will be issued as described in the related Supplement and any other prospectus relating to other classes of certificates of such series. Based upon the foregoing, as of the date hereof it is our opinion that:

          (1) With respect to each Grantor Trust series of Certificates, each pool of home improvement loan contracts and the arrangement to be administered by the Company under which the Trustee will hold and the Company will be obligated to service the home improvement loan contracts and pursuant to which Certificates will be issued to certificateholders, all as described in the Prospectus, will not be classified as an association taxable as a corporation or as a "taxable mortgage pool," within the meaning of Section 7701(i) of the Code, but rather will be classified as a grantor trust under Subpart E, Part I of Subchapter J of the Code.

          (2) With respect to each Grantor Trust series of Certificates, under
     Section 671 of the Code, each holder of a Certificate will be treated as the owner of a pro rata undivided interest in the ordinary income and corpus portions of the trust attributable to the pool of home improvement loan contracts in which such Certificate evidences an ownership interest and will be considered the equitable owner of a pro rata undivided interest in each of the home improvement contracts comprising that pool.

          (3) With respect to each REMIC series of Certificates, those assets constituting the trust fund created pursuant to the related Agreement and designated as comprising the "real estate mortgage investment conduit" thereunder will qualify as a REMIC under the Code.

                           DORSEY & WHITNEY P.L.L.P.

Green Tree Financial Corporation

October 2, 1995
Page 3


          We consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the heading "Certain Federal Income Tax Consequences" in the Prospectus, and we hereby confirm that, insofar as they constitute statements of law or legal conclusions as to the likely outcome of material issues under the federal income tax laws, the discussion under such heading accurately sets forth our advice.

Dated: October 2, 1995


                                       Very truly yours,

                                       /s/ Dorsey & Whitney P.L.L.P.

CFS